Exhibit 3.2

ARTICLES OF AMENDMENT

TO THE

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

US GOLD CORPORATION

Pursuant to Section 7-110-103 of the Colorado Business Corporation Act, US Gold Corporation adopts the following Articles of Amendment to its Second Amended and Restated Articles of Incorporation and herby cerifies as follows:

1.               The name of the Corporation is US GOLD CORPORATION.

2.               The board of directors of the Corporation duly approved the following amendment to the Second Amended and Restated Articles of Incorporation and recommended them for approval by the shareholders of the Corporation on September 22, 2011 and the shareholders of the Corporation duly approved said amendment on January 19, 2012.

3.               The Second Amended and Restated Articles of Incorporation of the Corporation is hereby amended as follows:

a.               The title thereof is hereby amended and restated in its entirety as follows:

“SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

MCEWEN MINING INC.”

b.              Article I of the Articles of Incorporation is hereby amended to read as follows:

ARTICLE I

Name

The name of the Corporation is MCEWEN MINING INC. (the “Corporation”)

4.               The effective date of the Articles of Amendment to the Articles of Incorporation shall be the date of filing with the Colorado Secretary of State.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment of the Second Amended and Restated Articles of Incorporation of US Gold Corporation this 24th day of January, 2012.

US GOLD CORPORATION

By:	/s/ Nils Engelstad
Name:	Nils Engelstad
Title:	Corporate Secretary